UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2014

REACHLOCAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-34749	20-0498783
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

21700 Oxnard Street, Suite 1600, Woodland Hills, California	91367
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 274-0260

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 28, 2014, ReachLocal, Inc. and Google Ireland Limited entered into an Amendment Six to the Google AdWords Reseller Agreement, which amends the Google AdWords Reseller Agreement, dated May 9, 2011 (the “International Agreement”), between the parties. The amendment extends the term of the International Agreement by two months to June 30, 2014, and also adds Belgium as a new territory under the agreement.

Along with the amendment to the Google Inc. AdWords Reseller Addendum between ReachLocal and Google Inc. previously disclosed on February 11, 2014, both of ReachLocal’s primary Google reseller agreements have now been extended through June 30, 2014.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 25, 2014, the Board of Directors of ReachLocal appointed Edward Thompson, 75, to fill a vacancy on the Board and to serve as a Class I director until ReachLocal’s 2014 Annual Meeting of Stockholders and until his successor has been duly elected and qualified. The Board also appointed Mr. Thompson to serve as Chairman of its audit committee.

Mr. Thompson served as a senior advisor to Fujitsu Limited, a leading information and communication technology company, and as a director of several Fujitsu subsidiaries or portfolio companies from 1995 to 2011. From 1976 to 1994, Mr. Thompson held a series of management positions with Amdahl Corporation, an information technology company, including Chief Financial Officer and Secretary from August 1983 to June 1994, and Chief Executive Officer of Amdahl Capital Corporation from October 1985 to June 1994. Mr. Thompson is a director and serves as the Chairman of the audit committee of Aviat Networks, Inc. (formerly Harris Stratex Networks), a publicly held provider of microwave networking solutions, and InnoPath Software Inc., a software company that provides mobile device management technology. Mr. Thompson is also a member of the Board of Directors of Shoretel, a publicly held provider of phone systems and unified communications systems, XBridge Systems, Inc., a mainframe DLP provider, and Glovia International Inc., a Fujitsu Limited owned provider of ERP solutions worldwide. He is also a member of the Advisory Board of Santa Clara University’s Leavey School of Business. Mr. Thompson holds a B.S. in aeronautical engineering from the University of Illinois and an M.B.A. with an emphasis in operations research from Santa Clara University.

In accordance with ReachLocal’s non-employee director compensation program, Mr. Thompson will receive a pro-rated $35,000 annual retainer for service as a director, a $25,000 annual retainer for service as Audit Committee Chairman, and an annual stock option award valued at $150,000 on the date of each annual meeting of stockholders following his appointment to the Board. In addition, on April 25, 2014, Mr. Thompson was granted an option to purchase 30,000 shares of ReachLocal’s common stock at an exercise price equal to $9.97. The option will vest as to 1/3rd of the shares on the first, second and third anniversaries of the grant date, subject to Mr. Thompson’s continued service through the applicable vesting date.

ReachLocal has also entered into an indemnification agreement with Mr. Thompson. The indemnification agreement requires ReachLocal to indemnify Mr. Thompson to the fullest extent permitted by Delaware law.

There are no arrangements or understandings between Mr. Thompson and any other persons pursuant to which he was selected as a director, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 28, 2014	REACHLOCAL, INC.

	By:	/s/ Ross G. Landsbaum
	Name:	Ross G. Landsbaum
	Title:	Chief Financial Officer